Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Exponent, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-31830, 333-67806, 333-99243, 333-106105, 333-117108, 333-128141, 333-138618, 333-151238, 333-184058 and 333-223768) on Form S-8 of Exponent, Inc. of our reports dated February 22, 2019, with respect to the consolidated balance sheets of Exponent, Inc. as of December 28, 2018 and December 29, 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2018, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of December 28, 2018, which reports appear in the December 28, 2018 annual report on Form 10-K of Exponent, Inc.

/s/ KPMG LLP
San Francisco, California
February 22, 2019